Exhibit 10.9

SOUTHERN STATES BANK

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is hereby made effective on the 13th day of April, 2021, and hereby amends the Employment Agreement (the “Agreement”) entered into by and between Southern States Bank (the “Bank”) and Mark Chambers (“Employee”) on the February 5th, 2007.

WHEREAS, the Bank and the Employee previously entered into the Agreement to arrange terms of employment so as to reasonable induce Employee to continue to provide services to the Bank; and

WHEREAS, the Bank and the Employee now desire to amend certain terms of the Agreement for the benefit of both the Bank and the Employee.

NOW THEREFORE, for and in consideration of the mutual premises and covenants of the Agreement, the parties hereto agree to the following amendments:

Section 5 is hereby deleted in its entirety and replaced with the following:

5. CHANGE IN CONTROL OF THE BANK. In the event of a “Change in Control” of the Bank during the Term of Employment or any extension thereof, as defined herein, and if as a result of any such Change in Control Employee either (i) is terminated (except “for Cause” as defined in Section 4.2 above), during both the Term of Employment or any extension thereof and the one-year period after the Change in Control becomes effective, from his employment hereunder and before he reaches age 75, or (ii) has a “Change in Duties or Salary” as defined below and resigns, during both the Term of Employment and the one-year period after the Change in Control becomes effective, as a result of such change, then Employee shall be entitled to receive severance compensation in an amount equal to two (2) times i) his Cash Compensation for the most recently completed calendar year plus ii) the annualized amounts being paid for the Executive’s benefits participation level for the most recently completed calendar year. Such severance compensation shall be paid in a lump sum within 14 days following the date of termination or resignation.

For purposes of this Section 5, “Change in Control” of the Bank shall mean:

(i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, with the exception of the Bank’s Board of Directors or the Bank’s shareholders, of 50% or more of the outstanding shares of common stock of the Bank;

(ii) the sale of all or substantially all of the assets of the Bank; or

(iii) the liquidation of the Bank.

For purposes of this Agreement, “Change in Duties or Salary” of EMPLOYEE shall mean any of: (i) a change in duties and responsibilities of EMPLOYEE from those duties and responsibilities of EMPLOYEE for the Bank in effect at the time a Change in Control occurs, which change results in the assignment of duties and responsibilities inferior to those duties and responsibilities of Bank at the time such Change in Control occurs; (ii) a reduction in rate of annual salary from such rate in effect at the time of Change in Control; or (iii) a change in the place of assignment of Bank from Lee County, Alabama, to any other city or geographical location that is located further than 25 miles from Lee County, Alabama.

If the amount payable pursuant to this Section 5, together with all other payments and the value attributable to the immediate vesting of unvested options, restricted stock or any other deferred benefits or awards, excluding qualified benefit plans, (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, Employee shall be given the right to select the order of any required reduction.

Section 6.2 is hereby deleted in its entirety and replaced with the following:

6.2 Agreement Not to Compete.

(a) The Employee hereby agrees that during his employment by the Bank, he will not be employed ( except on behalf of, or with the prior written consent of, the Bank) by a Competing Business located within the Area, either directly or indirectly, on his own behalf, or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, employee or in any other capacity which involves the duties and responsibilities similar to those undertaken for the Bank as described in Section 1, work for, engage or participate in any such Competing Business, or control or own (other than ownership of less than five percent (5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System), a beneficial interest in, any Competing Business.

(b) The Employee hereby agrees that for a period of twelve (12) months after the Employee’s termination, Employee will not within a 50 mile radius of any office of Bank directly or indirectly compete or assist any person who competes, or participate in the ownership, management or operation of any partnership, corporation or other entity operating a business that competes with Bank in the business of banking. For purposes of this Agreement, the term “business of banking” shall mean and be limited to a business that accepts deposits and makes loans. In consideration of this non-compete requirement, the Bank shall provide severance compensation equal to one (1) times Cash Compensation.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Employer have signed this Amendment to be effective as of the date first written above.

EXECUTIVE	SOUTHERN STATES BANK

/s/ Mark Chambers	/s/ Stephen W. Whatley
Mark Chambers, President	Stephen W. Whatley, Chairman and CEO

2